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FORM 3                                                  OMB APPROVAL
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                                             OMB Number                3235-0104
                                             Expires:         September 30, 1998
                                             Estimated average burden
                                             hours per response .............0.5
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITITAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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 1. Name and Address of Reporting Person
     Jacob, M.D., Ph.D.              Leonard                         S.
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     (Last)                          (First)                         (MI)

     InKine Pharmaceutical Company, Inc.
     425 Park Avenue
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                                    (Street)
     New York,                       New York                     10022
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
11/6/97
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 3. IRS or Social Security Number of Reporting Person (Voluntary)

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 4. Issuer Name and Ticker or Trading Symbol

InKine Pharmaceutical Company, Inc. (INKP)
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 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [ X  ]  Director                       [    ]  10% Owner
    [ X  ]  Officer (give title below)     [    ]  Other (specify below)

     Chairman of the Board and Chief Executive Officer
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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)
     X   Form filed by One Reporting Person
    ---
         Form filed by More than One Reporting Person
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TABLE I - Non-Derivative Securities Beneficially Owned
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
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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                                 |                           |                            |
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
Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.
          * If the form is filed by more than one reporting person, see instruction 5(b)(v).
                                                                          (Over)
                                                                 SEC 1473 (7/96)
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

FORM 3 (continued)   Table II -- Derivative Securities Benefically
                     Owned (e.g., puts, calls, warrants, options, convertible
                     securities)
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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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                                                   |                    |
a)  Option; Right to purchase                      |     5/15/97        |      5/15/2001
                                                   |                    |
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                                                   |                    |
b)  Option; Right to purchase                      |    11/06/97(1)     |     11/06/2007
                                                   |                    |
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                                                   |                    |
c)  Option; Right to purchase                      |    11/06/97(2)     |     11/06/2007
                                                   |                    |
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                                                   |                    |
d)                                                 |                    |
                                                   |                    |
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3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |   Amount or  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
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                          |              |                           |                                   |
a) Common Stock           |     15,000   |         $1.25             |               D                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
b) Common Stock           |  1,200,000   |         $0.61             |               D                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
c) Common Stock           |  1,203,885   |         $1.00             |               D                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
d)                        |              |                           |                                   |
                          |              |                           |                                   |
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

Explanation of Responses:

(1) Options in excess of 300,000 are subject to the issuer's right to repurchase unexercised options at nominal value and shares underlying exercised options at the exercise price. This right of the issuer expires ratably in 36 consecutive equal monthly increments.

(2) Subject to the issuer's right to repurchase unexercised options at nominal value and shares underlying exercised options at the exercise price. This right of the issuer expires ratably in 36 consecutive equal monthly increments.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

 /s/ Leonard S. Jacob                                             11/14/97
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            **Signature of Reporting Person                         Date

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                                                                 SEC 1473 (7/96)